Exhibit 99.1

NEWS RELEASE

Contacts:

Eric DeRitis

AMD Public Relations

(408) 749-2919

eric.deritis@amd.com

Mike Haase

AMD Investor Relations

(408) 749-3124

mike.haase@amd.com

AMD Appoints Frank Clegg, Corporate Chairman and Director of Navantis, Inc., to Board of Directors

SUNNYVALE, Calif. — May 30, 2007 — AMD (NYSE: AMD) today announced the appointment of Frank Clegg, corporate director and chairman of Navantis Inc. and former president of Microsoft Canada, to its board of directors. Mr. Clegg was elected by AMD’s board of directors effective May 24, 2007.

“We are honored to add Frank Clegg to the talented group of world-class directors who serve on AMD’s Board,” said Hector Ruiz, AMD chairman and CEO. “His breadth and depth of experience in corporate strategy and management are tremendous assets for AMD as we strengthen our strategic relationships globally. His commitment to expanding technology access in high-growth markets, and to corporate social responsibility, transparent financial management and operational excellence, mirror AMD values and enrich AMD in new and important ways.”

“AMD’s unique vision and passion are helping to fundamentally transform the global technology industry,” said Clegg. “I believe AMD’s business and technology strategies – driven by some of the most talented leaders and employees in the industry – position the company to bring more competition and growth to the marketplace and, therefore, more choice to technology users worldwide. I’m looking forward to working with this great team and helping to complete this transformation.”

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About Frank Clegg

Frank Clegg is Corporate Chairman and Director of Navantis, Inc. He sits on the board of Indigo Books and Music Inc. and is heavily involved in numerous charitable foundations throughout Canada, including the Canadian National Institute for the Blind (CNIB). Mr. Clegg joined Navanits, a Microsoft Gold certified partner, in October 2005 to help shape the company’s strategic direction and growth strategy, particularly for its expansion into new and emerging markets. In this role, Mr. Clegg evaluates the ways in which Navantis can provide broader, deeper service offerings.

Mr. Clegg has played a leadership role in Canada’s technology sector and in the broader Canadian community for many years. He was the president of Microsoft Canada from 1991 to 1996. In 1996, he was appointed vice president of Microsoft’s Central U.S. and Canada Region, and was then re-appointed president of Microsoft Canada in 2000, where he remained until January 2005. Under his direction, Microsoft Canada was awarded Subsidiary of the Year in 2001 and 2003 by Microsoft Corp. Through his leadership at Microsoft, Mr. Clegg led the company to develop groundbreaking corporate citizenship programs with significant social and economic impact. Prior to joining Microsoft, he spent several years with IBM Canada in senior management positions.

Working with partners Media Awareness Network and Bell Canada, Mr. Clegg helped launch “Be Web Aware,” a national, bilingual public education campaign about child Internet safety. In addition, his leadership saw Microsoft Canada join forces with the Toronto Police Services to develop an online child exploitation investigative tool and tracking system to enable collaboration and information sharing among police services across Canada and around the world.

He has also maintained a long-standing relationship with the Canadian National Institute for the Blind. In 2003, the CNIB awarded Mr. Clegg with the Dr. Dayton M. Forman Memorial Award, and in 2004, the CNIB awarded him the Louis Braille Silver Medal award. These awards recognize his work as Chair of the CNIB’s capital library campaign and for his outstanding contribution to enhancing library services for people who are blind or visually impaired.

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Mr. Clegg graduated from the University of Waterloo in Waterloo, Ontario, Canada, where he earned an Honours Bachelors degree in mathematics in 1977.

About AMD

Advanced Micro Devices (NYSE: AMD) is a leading global provider of innovative processing solutions in the computing, graphics and consumer electronics markets. AMD is dedicated to driving open innovation, choice and industry growth by delivering superior customer-centric solutions that empower consumers and businesses worldwide. For more information, visit www.amd.com.

© 2007 Advanced Micro Devices, Inc. AMD, the AMD Arrow logo, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.